Exhibit 10.2

Silicon Valley Bank

LOAN AND SECURITY AGREEMENT

BORROWER: COLLEGIUM PHARMACEUTICAL, INC., a Delaware corporation	DATE: AUGUST 28, 2012

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of the date set forth above (the “Effective Date”) by and between SILICON VALLEY BANK (“Bank”), and the borrower named above (“Borrower”).  Capitalized terms used but not otherwise defined herein shall have the meanings given them on Schedule C.  The parties agree as follows:

1. Loans.  Bank will make extensions of credit or other financial accommodations for Borrower’s benefit (collectively, “Loans”), and Borrower promises to pay Bank the amount of all Loans and other debts, principal, interest, Bank Expenses (as defined in Section 8.2), Final Payment, and other amounts Borrower owes Bank now or later and interest accruing after insolvency proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank (collectively, “Obligations”) pursuant to the terms and conditions of this Agreement and as set forth on Schedule A.  Bank’s obligation to make any Loan is subject to its receipt of the agreements, documents and fees it reasonably requires.

2. Security Interest.  As security for all present and future Obligations and for Borrower’s performance for each of its duties hereunder, Borrower grants Bank a continuing security interest in all of Borrower’s interest in the Collateral (as defined in Schedule B).  Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s lien in this Agreement).  In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to (i) one hundred five percent (105.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

3. Representations, Warranties and Covenants of Borrower.  Except as set forth under Item 10 of Schedule D attached hereto, Borrower represents, warrants and covenants to Bank as follows, as of the Effective Date and with respect to covenants, for so long as this Agreement is in effect or any Obligations remain outstanding:

3.1  Corporate Existence; Authority.  Each of Borrower and its Subsidiaries is and will continue to be, duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state where such qualification is necessary, except for jurisdictions in which failure to do so would not have a material adverse effect on Borrower.  The execution, delivery and performance by Borrower of this Agreement and all other related documents have been duly and validly authorized, do not conflict with Borrower’s formation documents, and do not constitute an event of default under any material agreement by which Borrower is bound.  “Subsidiaries” means any entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by Borrower.

3.2  Collateral.  Bank has and will at all times continue to have a first-priority perfected security interest in all of the Collateral.  Borrower has, and will continue to have, good title to the Collateral, free of any liens except Permitted Liens.  Borrower will immediately advise Bank in writing of any material loss or damage to the Collateral.  If, at any time, Borrower has knowledge that it shall have acquired a commercial tort claim, Borrower shall promptly provide written notice thereof to Bank and grant to Bank in writing a security interest therein and in the proceeds thereof.

3.3  Financial Matters. All financial statements (including notes and schedules) now or in the future delivered to Bank, (i) have presented, and will present, fairly in all material respects Borrower’s financial condition and its results of operations, and (ii) have been, and will be, prepared in conformity with generally accepted accounting principles (“GAAP”).  Since the last date covered by any such statement, there has been no material impairment in the financial condition or business of Borrower.  Borrower will provide Bank with all financial reports as set forth on Schedule A attached hereto, as well as any other financial information reasonably requested by Bank from time to time, including budgets, projections and plans.

3.4  Taxes; Legal Compliance. Borrower has filed, and will file, when due, all tax returns and reports required by applicable law. Borrower has paid, and will pay when due, all taxes, assessments, deposits and contributions now or in the future owed (except for taxes and assessments being contested in good faith with adequate reserves under GAAP). Borrower has complied, and will comply, in all material respects, with all applicable laws, rules and regulations.

3.5  Insurance.  Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance as is customary for companies similarly situated to Borrower.  All property policies will have a lender’s loss payable endorsement showing Bank as a loss payee and all liability policies will show the Bank as an additional insured and

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provide that the insurer must give Bank at least twenty days’ notice before canceling its policy.

3.6  Access.  Upon one Business Day’s prior notice, Bank or its agents shall have the right to inspect the Collateral and to audit and copy Borrower’s books and records during Borrower’s regular business hours.  A “Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Bank shall not be required to provide written notice to Borrower of any inspection or audit.

3.7  Banking Matters.  Borrower shall at all times maintain its banking relationship with Bank in a manner as set forth on Schedule A.

3.8 Statement of Borrower’s Information. All of Borrower’s information set forth on Schedule D is true and correct as of the Effective Date, and Borrower shall provide written notice to Bank of any material changes within the prescribed periods of time set forth therein.

3.9 Insolvency.  Borrower is able, and will continue to be able, to pay its debts (including trade debts) as they mature.

3.10 Additional Agreements.  Borrower will not, and will not permit any of its Subsidiaries to, without Bank’s prior written consent (which shall be a matter of Bank’s good faith business judgment), do any of the following: (i) convey, sell, lease, transfer or otherwise dispose of (“Transfer”) any property other than Permitted Transfers; (ii) engage in any business other than the business currently engaged in by Borrower or reasonably related thereto; (iii) permit or suffer to exist a change in its ownership existing as of the Effective Date in excess of the Ownership Threshold, except for the sale of capital stock to venture or strategic investors, provided that Bank receives at least five Business Days’ prior written notice of such sale and such sale does not otherwise result in an Event of Default (as defined in Section 5); (iv) merge or consolidate with any party, or acquire all or substantially all of the capital stock or assets of another party; (v) incur or become liable for any indebtedness other than Permitted Indebtedness; (vi) assign or convey any rights to income or incur or allow any lien, security interest or other encumbrance on any of its property other than Permitted Liens; (vii) make any investments except for Permitted Investments; (viii) pay or declare any dividends on Borrower’s stock; (ix) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock other than stock repurchased in connection with the termination of employment or service as a consultant or director; (x) directly or indirectly enter into any material transaction with any affiliate except in the ordinary course of business upon reasonable terms no less favorable than those in an arm’s-length transaction with a non-affiliate; or (xi) make any payment on, or materially change any term relating to, any indebtedness which is subordinated to any indebtedness owed to Bank by Borrower.  Borrower shall not, without at least thirty days’ prior written notice to Bank, relocate its principal offices from Borrower’s address set forth on the signature page hereof or change its state of formation.  Borrower shall take or authorize any further actions (including Bank’s filing of financing statements to perfect Bank’s security interest in the Collateral) and execute any further instruments as Bank reasonably requests to perfect or continue Bank’s security interests or to effect the purposes of this Agreement.

3.11 Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, in the aggregate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such certificates or statements not misleading.

4. Term. This Agreement shall continue in effect until the maturity date set forth in Schedule A (the “Term Loan Maturity Date”).  On the Term Loan Maturity Date or on any earlier effective date of termination of this Agreement, Borrower shall pay in cash all Obligations in full, whether or not such Obligations are otherwise then due and payable.  No termination shall in any way affect or impair any security interest or other right or remedy of Bank, nor shall any such termination relieve Borrower of any obligation to Bank, until all of the Obligations have been paid and performed in full.  Without limiting the foregoing, except as otherwise provided in Section 2, the grant of security interest by Borrower in Section 2 shall survive until the termination of all Bank Services Agreements.

5. Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) Borrower fails to deliver the financial statements and other information pursuant to Section 3.3 above within the prescribed period of time; (ii) Borrower fails to pay when due any Loan or other monetary Obligation within three Business Days after the due date (during which time no additional Loans shall be made by Bank); (iii) Borrower fails to perform any obligation (other than payment of any Loan or other Obligations or those pursuant to Section 3.3 above) or covenant hereunder, which, if such default can be reasonably cured, is not cured within ten days after the date due (or a later date, as approved in writing by Bank); (iv) a Material Adverse Change; (v) any representation, or written statement given to Bank by or on behalf of Borrower, now or in the future, is untrue or misleading in a material respect; (vi) a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any indebtedness exceeding the Contract Threshold Amount or that could reasonably be expected to cause any material impairment in the Borrower’s business, operations or financial or other condition of the Borrower; (vii) the attachment, seizure, levy or possession by a trustee or receiver of any material portion of Borrower’s assets which is not removed within ten days from its occurrence; (viii) the enjoinment, restraint or prevention by court order from conducting a material part of Borrower’s business, which is not terminated within ten days of its occurrence; (ix) the dissolution, winding up or insolvency of Borrower; or (x) the appointment of a receiver, trustee or custodian, for all or part of the property of, assignment for the benefit of creditors by, or commencement of any proceeding by or against, Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect.

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6. Rights and Remedies.  If an Event of Default occurs and continues, Bank may, without notice or demand do any or all of the following: (i) accelerate and declare all of the Loans and other Obligations to be immediately due and payable (but if an Event of Default described in Sections 5(ix) or 5(x) occurs, all Obligations are immediately due and payable without any action by Bank); (ii) stop advancing money or extending credit for Borrower’s benefit under this Agreement or any other agreement between Borrower and Bank; (iii) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; (iv) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral (and Borrower will reasonably cooperate with Bank accordingly); (v) apply to the Obligations any balances and deposits of Borrower that Bank holds or any amount held by Bank owing to or for the credit or the account of Borrower; (vi) increase the then-existing interest rate by an additional five percent per annum; (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell or otherwise dispose the Collateral; (viii) place a “hold” on any account maintained with Bank and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; (ix) for any Letters of Credit, demand that Borrower (a) deposit cash with Bank in an amount equal to one hundred five percent (105.0%) of the face amount of all such Letters of Credit denominated in Dollars, and (b) deposit cash with Bank in an amount equal to one hundred ten percent (110.0%) of the face amount of all such Letters of Credit denominated in a Foreign Currency, for all such Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (c) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; (x) terminate any FX Forward Contracts; and/or (xi) exercise any other rights and remedies permitted by applicable law.  Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) settle and adjust disputes and claims about the accounts directly with account debtors for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Massachusetts Uniform Commercial Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed. All of Bank’s rights and remedies under this Agreement or any other agreement between Bank and Borrower are cumulative.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

7. Indemnification.  Borrower will indemnify, defend and hold harmless Bank and its affiliates, and each of their officers, directors, employees, attorneys, accountants and agents against: (i) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated hereunder; and (ii) all losses and expenses incurred, or paid by Bank arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except, as to both “(i)” and “(ii)” in this Section 7, for losses caused by Bank’s gross negligence or willful misconduct.  This Section 7 shall survive termination of this Agreement.

8. General.

8.1 No Waivers; Amendments.  The failure of Bank at any time to require Borrower to comply strictly with any of the provisions of this Agreement shall not waive Bank’s right to later demand and receive strict compliance.  Any waiver of a default shall not waive any other default.  None of the provisions of this Agreement may be waived except by a specific written waiver signed by Bank and delivered to Borrower.  The provisions of this Agreement may not be amended except in a writing signed by Borrower and Bank.

8.2  Bank Expenses; Attorneys’ Fees. Borrower shall reimburse Bank for all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing this Agreement and the other loan documents with Bank (including appeals or insolvency proceedings) (collectively, “Bank Expenses”).  If, subject to the foregoing, Bank or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees from the non-prevailing party.

8.3  Binding Effect; Assignment.  This Agreement is binding upon and for the benefit of the successors and permitted assignees of each party. Borrower may not assign any rights under this Agreement without Bank’s prior written consent.  Bank has the right, without the consent of or notice to Borrower, to sell transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

8.4  Notices.  All notices by any party required or permitted under this Agreement or any other related agreement must be in writing and be personally delivered or sent by overnight delivery, certified mail (postage prepaid and return receipt requested), or facsimile to the addresses and numbers below.

8.5  Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.   Borrower and Bank each submit to the exclusive jurisdiction of the federal and state courts in Boston, Massachusetts: provided that if for

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any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.

8.6 Other. If any provision hereof is unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement (including schedules hereto) and any other written agreements and, documents executed in connection herewith are the complete agreement between Borrower and Bank and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated herein.  This Agreement may be executed in one or more counterparts, all of which when taken together will constitute one agreement.

9. Confidentiality.  In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s Subsidiaries or affiliates; (ii) to prospective transferees or purchasers of any interest in the loans (provided that Bank shall use commercially reasonable efforts in obtaining such transferee or purchasers agreement of the terms of this provision); (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Bank’s examinations and audits; or (v) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that is either: (a) in the public domain or in Bank’s possession when disclosed to Bank or becomes part of the public domain after disclosure to Bank; or (b) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

10.  Mutual Waiver of Jury Trial.  BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

11.  Right of Set Off.   Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date initially set forth above.

BORROWER:

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President

Address:	900 Highland Corporate Drive, Suite 203
Cumberland, RI 02664
Attn: Mike Heffernan
Facsimile: 401-762-2043

BANK:

SILICON VALLEY BANK

By:	/s/ Christina M. Zorzi
Name:	Christina M. Zorzi
Title:	Relationship Manager

Address:	275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Ms. Christina Zorzi
Facsimile:

Silicon Valley Bank

SCHEDULE A

LOAN TERMS

BORROWER:     COLLEGIUM PHARMACEUTICAL, INC.

TERM LOAN

Term Loan Amount:	$1,000,000.00

Term Loan Maturity Date:	Is, for each Loan, the Payment Date that is thirty-five (35) months after the applicable Amortization Date for such Loan.

Term Loan Draw Period:	The period of time from the Effective Date through the earlier to occur of: (i) June 30, 2013 or (ii) an Event of Default.

Term Loan Advances:

Subject to the terms and conditions of this Agreement and upon the delivery to Bank by Borrower of a completed and executed irrevocable LOAN PAYMENT/ADVANCE REQUEST FORM (in the form of Schedule F), Bank shall make one (1) Loan available to Borrower in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) on the Effective Date. Subject to the terms and conditions of this Agreement, during the Term Loan Draw Period, and upon the delivery to Bank by Borrower of a completed and executed irrevocable LOAN PAYMENT/ADVANCE REQUEST FORM (in the form of Schedule F), Bank shall make Loans available to Borrower in an aggregate principal amount up to Seven Hundred Fifty Thousand Dollars ($750,000.00), provided that each Loan shall be in a principal amount of at least Two Hundred Fifty Thousand Dollars ($250,000.00).

Once repaid, Loans may not be reborrowed.

Bank will be obligated to make a Loan, so long as (i) each of the representations and warranties in Section 3 of the Agreement is materially true on the date the LOAN PAYMENT/ADVANCE REQUEST FORM is submitted and on the effective date of such Loan (except to the extent they relate specifically to an earlier date, in which case such representation and warranties shall continue to have been true and accurate as of such specified date), and (ii) no Event of Default shall have occurred and be continuing or result from such Loan.

Repayment:

Commencing on the first Payment Date of the month following the month in which the Funding Date of a Loan occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of each Loan at the rate set forth below.

Commencing on the applicable Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay each Loan in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth below. The final payment due on the applicable Term Loan Maturity Date shall include all outstanding principal and all accrued and unpaid interest under the Loan and all other outstanding Obligations with respect to such Loan.

Interest Rate:

Loans accrue interest on the outstanding principal balance at a per annum rate of two and one quarter of one percent (2.25%) above the Prime Rate, fixed at the time of the advance for each Loan. Interest is computed on a 360 day year for the actual number of days elapsed.

Default Rate:	Any amounts outstanding during the continuance of an Event of Default shall bear at the request of Bank additional interest at the rate of five percent (5.0%) per annum.

Mandatory Prepayment:

If the Loans are accelerated following the occurrence of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal and accrued interest under the Loans, (ii) the Final Payment, and (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

Permitted Prepayment:

Borrower shall have the option to prepay without penalty or premium all or a portion of the Loans provided Borrower (i) provides written notice to Bank of its election to prepay the Loans at least thirty (30) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal and accrued interest under the Loans, (B) the Final Payment, and (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

Request to Debit Accounts:

Bank may debit any of Borrower’s deposit accounts (including account number(s):                                                                                                       ) for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower’s accounts. Such debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.

LIMITATION TO BANK’S OBLIGATIONS

Limitation:

Bank’s obligation to lend the undisbursed portion of the Loan will terminate if, in Bank’s reasonable discretion, there has been any material impairment in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

FEES

Final Payment:	Borrower will pay the Final Payment, when due hereunder.

Commitment Fee:	Borrower will pay on the Effective Date a fully earned, non-refundable commitment fee of Five Thousand Dollars ($5,000.00).

WARRANT

Warrant:

Concurrently on the Effective Date, Borrower will execute, deliver and issue to Bank a warrant to purchase shares of Borrower’s common stock in form and substance satisfactory to Bank in its sole discretion.

BANKING MATTERS

Banking Matters:	Borrower shall maintain all of its and all of its Subsidiaries’ (if any) operating, depository, and securities accounts with Bank and Bank’s affiliates.

FINANCIAL REPORTING REQUIREMENTS

Financial Reports:	Borrower shall provide Bank:

•              Monthly Financial Statements. Within thirty (30) days after the end of each month, monthly financial statements prepared by Borrower in accordance with GAAP, together with a Compliance Certificate signed by a Responsible Officer in the form of Schedule E;

•              Annual Audited Financial Statements. Within one hundred eighty (180) days following the end of Borrower’s fiscal year, annual, audited, consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion in the financial statements from independent public accountants acceptable to Bank; and

•              Board Approved Operating Plan. As soon as available, but no later than sixty (60) days after the last day of Borrower’s fiscal year, a Board-approved operating plan, including balance sheet and income statement projections set forth on a monthly basis for the then current fiscal year in a form acceptable to Bank.

Silicon Valley Bank

SCHEDULE B

COLLATERAL

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property as such terms are defined under the Massachusetts Uniform Commercial Code:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, certificates of deposit, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property.

For purposes hereof, the following terms have the following meanings:

“Borrower’s Books” means all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Intellectual Property” means any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, domain names,  and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, domain names and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Silicon Valley Bank

SCHEDULE C

DEFINITIONS

As used in this Agreement, the following words shall have the following meanings:

“Amortization Date” is, for each Loan, the first Payment Date following the twelve (12) month anniversary of the Funding Date of such Loan, provided that if the Funding Date occurs on the first (1st) Business Day of the month, the Amortization Date for such Loan shall be the twelve (12) month anniversary of the Funding Date of such Loan.

“Bank Services” are any products, credit services and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” means Borrower’s board of directors.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Contract Threshold Amount” means Fifty Thousand Dollars ($50,000.00).

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Final Payment” is, for each Loan, a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of such Loan extended by Bank multiplied by the Final Payment Percentage, due on the earliest to occur of (a) the applicable Term Loan Maturity Date, (b) the acceleration of any Loan, or (c) the prepayment of a Loan pursuant to this Agreement.

“Final Payment Percentage” is, for each Loan, three and three quarters of one percent (3.75%).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Loan is made to or for the account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Warrant, Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” means the occurrence of (a) any material impairment in the business, operations, or financial condition of the Borrower, (b) a material impairment of the prospect of repayment of any portion of the Obligations; or (c) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral (other than normal depreciation) which is not covered by adequate insurance.

“Obligations” is defined in Section 1.

“Ownership Threshold” means forty-nine percent (49.0%).

“Payment Date” is the first (1st) Business Day of each month.

“Permitted Indebtedness” means (a) Borrower’s indebtedness to Bank; (b) indebtedness existing on the Effective Date and shown on Schedule D; (c) indebtedness incurred by Borrower owed to a third-party subordinated to Borrower’s indebtedness owed to Bank which subordination is reflected in a written agreement as accepted and approved by the Bank prior to the incurrence of such third-party indebtedness; (d) indebtedness to trade creditors incurred in the ordinary course of business; (e) indebtedness secured by Permitted Liens; (f) indebtedness arising from the endorsement of instruments in the ordinary course of business; and (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means (a) investments shown on Schedule D and existing on the Effective Date; (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Ratings Service or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (iv) investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and such amendments thereto) has been approved by Bank in writing (which approval shall not be unreasonably withheld, conditioned or delayed); (c) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (d) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; (e) deposit and investment accounts of Borrower in which Bank has a lien prior to any other lien (other than liens securing customary fees and expenses (but no credit/debt relationship or margin account) of the depository or investment intermediary); and (f) investments not otherwise permitted in an aggregate amount of not more than Twenty Five Thousand Dollars ($25,000.00) in each fiscal year.

“Permitted Liens” means (a) liens existing on the Effective Date and shown on Schedule D or that are in favor of Bank; (b) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books, if they have no priority over any of Bank’s security interests; (c) purchase money liens (i) on equipment and related software acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the equipment and related software, if any, including the financing of the costs of shipping, taxes and installation, or (ii) existing on equipment and related software when acquired, if the lien is confined to such property, improvements thereon, and proceeds thereof; (d) liens in favor of other financial institutions arising in connection with Borrower’s deposit or investment accounts held at such institutions to secure customary fees and charges (but not credit/debt relationships or margin accounts), provided that Bank has a first perfected security interest in the amounts held in such deposit accounts; (e) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, suppliers, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s security interests and the aggregate amount of such liens does not at any time exceed Twenty Five Thousand Dollars ($25,000.00); (f) liens arising from the filing of any financing statement on operating leases, to the extent such operating leases are permitted under this Agreement; (g) liens on cash collateral securing reimbursement obligations to Bank under letters of credit; (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not likely to result in a Material Adverse Change; (i) non-exclusive licenses and sublicenses granted by Borrower in the ordinary course of its business and not otherwise prohibited by this Agreement; (j) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA); and (k) liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described in (a) through (d), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase.

2

“Permitted Transfer” means Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects, such as, by way of example, with respect to field of use or geographic territory, but that do not result, under applicable law, in a sale of all of Borrower’s interest in the property that is the subject of the license; and (c) worn-out or obsolete equipment.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the greater of (a) three and one quarter of one percent (3.25%), or (b) the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate,” even if such rate is not the lowest or best rate available.  In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Subsidiaries” is defined in Section 3.1.

“Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Bank, as it may be amended, restated or modified from time to time.

3

Silicon Valley Bank

SCHEDULE D

STATEMENT OF BORROWER’S INFORMATION

SCHEDULE E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	COLLEGIUM PHARMACEUTICAL, INC.

The undersigned authorized officer of COLLEGIUM PHARMACEUTICAL, INC., a Delaware corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank dated August     , 2012 (as it may be amended, restated or modified from time to time, the “Agreement”), (i) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and correct as of such specified date).  In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements + CC	Monthly within 30 days	Yes ☐	No ☐
Annual (Audited) financial statements	FYE within 180 days	Yes ☐	No ☐
Board-approved projections	FYE within 60 days	Yes ☐	No ☐

Borrower only has deposit accounts located at the following institutions:                                       .

BANK USE ONLY
Comments Regarding Exceptions: See Attached.
Received by:
AUTHORIZED SIGNER
Sincerely,
Date:
COLLEGIUM PHARMACEUTICAL, INC.
Verified:
BY:	AUTHORIZED SIGNER
SIGNATURE

Date:
TITLE
	Compliance Status:	Yes ☐ No ☐

DATE

SCHEDULE F

Silicon Valley Bank

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON EASTERN TIME

Fax To:	Date:

o LOAN PAYMENT:

COLLEGIUM PHARMACEUTICAL, INC.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects up to and including the date of the transfer request for a loan payment, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date:

Authorized Signature:	Phone Number:

o LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects up to and including the date of the transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date:

Authorized Signature:	Phone Number:

o OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm Noon Eastern Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

ENDNOTE ANNOTATIONS FOR INTERNAL SVB USE ONLY